SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
May 19, 2006
Date of Report (Date of earliest event reported)
ASIA PAYMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30013	98-0204780

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
800 5th Avenue, Suite 4100
Seattle, Washington 98104
(Address of principal executive offices, including zip code)
(206) 447-1379
(Registrant’s telephone number, including area code)
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

EXPLANATORY NOTE
This Report on Form 8-K/A is being filed to correct an error in the last bullet point of Item 1.01 regarding the amount of money to be paid for the non-compete provision. The “HKD 2,000,000 ($270,000)” amount has been amended to “HKD 1,200,000 ($162,000).”
Item 1.01 Entry into a Material Definitive Agreement
     As used in this report, “we”, “us”, “our”, and the “Company” refer to Asia Payment Systems, Inc., a Nevada corporation.
     On May 19, 2006, the Company, InterPay International Group Ltd., a British Virgin Islands international business company (“InterPay”), Ng King Kau, the sole shareholder of InterPay (“KK Ng”) and the InterPay creditors who have advanced funds to InterPay and have agreed to exchange their advances for shares of our preferred shares at the closing (the “InterPay Investors”) entered into a Share Exchange Agreement (the “Agreement”) pursuant to which we will acquire from KK Ng all 100 shares of InterPay’s $1.00 par value per share common stock (the “InterPay Common Stock”) that are issued and outstanding and $660,000 of advances from the InterPay Investors in exchange (the “Share Exchange”) for the issuance by us of an aggregate of 3,500,000 shares of preferred stock (the “Preferred Stock”).
     The Preferred Stock will be automatically convertible into shares of our common stock on a five-for-one basis upon shareholder approval of an increase in our authorized number of shares of common stock.
     If the Share Exchange is consummated, InterPay will become a wholly-owned subsidiary of the Company. InterPay, headquartered in Singapore, is the holding company for a group of companies offering payment and loyalty cards and online recharge products and services. It has joint venture payment and loyalty cards companies in Malaysia which hold licenses from MasterCard and VISA and operate loyalty cards which are accepted nationwide with over 1.5 million customers. InterPay also offers management services, technical support, consultancy services and software systems in all aspects of payment and loyalty card operations globally.
     In addition, on May 22, 2006, the Company entered into an employment contract with KK Ng pursuant to which:
•	KK Ng will serve as our President and Chief Executive Officer for a period of five years effective immediately

•	KK Ng is appointed as a director of the Company

•	KK Ng shall be entitled to an annual profit share payable by us in the amount of two percent (2%) of our annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) and before stock based compensation

•	KK Ng will receive an aggregate of 2,500,000 options to purchase our common stock at an option price of $0.25 per share on the following vesting schedule: 100,000 options at the end of every quarter during the five year term of his employment contract, with an additional 500,000 options at the end of the fifth year

•	KK Ng will receive, upon the termination of his employment, a total payment of HKD 1,200,000 ($162,000) in return for his agreement not to compete with the Company for a period of one year thereafter
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Pursuant to an Employment Contract dated May 22, 2006, Ng King Kau (“KK Ng”) was appointed to serve as president, chief executive officer and a director on our board of directors.
     During the past two years, other than in connection with the Share Exchange Agreement dated May 19, 2006 disclosed in Item 1.01, KK Ng has not been a party to any transaction with us in which he had or is to have a direct or indirect material interest.
     Since 1995, KK Ng was the founder and CEO of InterPay International Group Pte Ltd, headquartered in Singapore, a holding company for a group of companies offering payment, loyalty and airtime reload products and services worldwide. From 2003 to 2005, he was an independent consultant in MasterCard Advisors, a division of MasterCard International Inc., a network of financial institutions providing transaction processing solutions, innovative products and consulting services within 210 countries.
     From 1992 to 1995, Mr. Ng was also a Director of Maestro International Inc, a subsidiary of MasterCard International Inc., and served as an Alternate Director on the MasterCard Asia Pacific Board between 1991 and 1995. From 1986 to 1995, Mr. Ng was employed by the MBf Group of Malaysia, the largest MasterCard issuer in Southeast Asia and became the President – Card and Payment Service.
     Mr. Ng holds a B.Sc. (Engineering) degree from University of London, England and M. Sc. (Administrative Sciences) from The City University Graduate Business School, London, England.
Item 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Statements.

Not applicable.
(c)	Shell company transactions.

Not applicable.
(d)	Exhibits.

Exhibit
Number	Description
99.1*	Share Exchange Agreement By and Among Asia Payment Systems, Inc., InterPay International Group Ltd. and Ng King Kau (“KK Ng”) and the InterPay Investors dated May 19, 2006

99.2*	Employment Contract dated May 22, 2006 between Asia Payment Systems, Inc. and Ng King Kau

*	Previously filed

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA PAYMENT SYSTEMS, INC.

(Registrant)

Date: June 27, 2006	By:	/s/ CHARLIE RODRIGUEZ Charlie Rodriguez, Secretary and Director